                                                             Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Fifth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program, the Fourth Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan, and the Owens-Illinois de Puerto Rico Long-Term Savings Plan of our report dated February 3, 1998 (except for information in the section entitled "Subsequent Event" on page 63, as to which the date is March 6, 1998), with respect to the consolidated financial statements and schedule of Owens-Illinois, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP


Toledo, Ohio
November 16, 1998